EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

TIBERON RESOURCES LTD.

ARTICLE I

The name of the corporation is Tiberon Resources Ltd.  (the “Corporation”)

ARTICLE II

The amount of total authorized capital stock which the Corporation shall have authority to issue is 50,000,000 shares of common stock, each with $0.001 par value, and 1,000,000 shares of preferred stock, each with $0.01 par value.  To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same mow exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class or series within each class of capital stock of the Corporation.

ARTICLE III

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these Articles of incorporation or by the or by the laws of the state of Nevada.  The number of members of the Board of Directors shall be set in accordance with the Company’s Bylaws; however, the initial Board of Directors shall consist of one member, the initial Board of Directors shall consist of one member. The name and address of the person who shall serve as the director until the first annual meeting of stockholders and until his successors are duly elected and qualified is as follows:

Name                                                                           Address

Leroy Halterman                                               11930 Menaul Blvd., N.E., #112
Albuquerque, NM 87112

ARTICLE IV

The name and address of the incorporator of the Corporation is Craig A. Stoner, 455 Sherman Street, Suite 300, Denver, Colorado 80203.

ARTICLE V

The fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.037), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for the damages for breach of fiduciary duty as a director or officer.

ARTICLE VI

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of , another corporation, partnership, joint venture, trust or other enterprise.  The Corporation shall also indemnify any person who is serving or has served the Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VII

The owners of shares of stock of the Corporation shall not have preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares.

ARTICLE VIII

Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation.

ARTICLE IX

The initial resident agent of the Corporation shall be the Corporation Trust Company of Nevada, whose street address is 1 East 1st Street, Reno, Nevada 89501.

ARTICLE X

The provisions of NRS 78.378 to 78.3793 inclusive, shall not apply to the Corporation.

ARTICLE XI

The purposes for which the Corporation is organized and its powers are as follows:

To engage in all lawful business; and

To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon Corporations Incorporated pursuant to Nevada law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

ARTICLE XII

One-third of the votes entitled to be cast on any matter by each shareholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by shareholders.

ARTICLE XIII

The holder of a bond, debenture or other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

EXHIBIT 3.1a

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
OF
TIBERON RESOURCES LTD

I, the undersigned President and Secretary of Tiberon Resources Ltd., do hereby certify:

That the Board of Directors of said corporation at meeting duly convened held on the 28th day of April 2000, adopted a resolution to amend the original articles as follows:

  Article I is hereby amended to read as follows:

ARTICLE I

     The name of the corporation is ePromo.com  (the “Corporation”).

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 8,050,000; that the said change and amendment have been consented to and approved, effective July 31, 2000, by a majority vote of the stockholders holding at least a majority of each dclass of stock outstanding and entitled to vote thereon.

/s/  Reg Handford, President and Secretary

EXHIBIT 3.1b

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.390 - After Issuance of Stock)

1.	Name of corporation: ePromo.com

2.	The articles have been amended as follows (provide article numbers, if available):

Under Article 1 of the Corporation the name shall be changed to ASIA PACIFIC ENTERTAINMENT, INC.

Under Article 2 of the Corporation the Capitalization shall be as follows:

            A 40 (forty TO 1 (ONE) RREVERSE SPLIT SHALL TAKE EFFECT ON THE COMPANY’S CURENTLY ISSUED AND OUTSTANDING SHARES BUT TOTAL AUTHORIZED CAPITAL SHALL REMAIN AS FOLLOWS:

50,000,000 (fifty million) shares of common stock at par value 0.001 and 1,000,000 (one million) shares of preferred at a par value of 0.001

3.  The vote by which the stock holders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  51%.

3.	Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5.  Officer Signature (Required):                                                                                /s/